Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 2007 Earnings
Pennington, New Jersey, February 26, 2008 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported today its operating results for the three months and year ended December 31, 2007. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals principally in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
Andrew R. Speaker, President and CEO, noted “please keep in mind in reviewing the full year results that they include a non-recurring refund of state premium retaliatory taxes, plus interest, in the after-tax amounts of $2.8 million, or $0.44 per diluted share. We emphasize that this is a special situation boosting our earnings in 2007.” This item was discussed in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for 2006, as well as in the Form 10-Q for the first three quarters of 2007.
In the three months ended December 31, 2007, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $2.9 million, or $0.45 per diluted share, which is unchanged from net income in the same amount for the last quarter of 2006, which was $0.46 per diluted share. After-tax realized investment losses included in net income for the current quarter were $158,000, or $0.03 per diluted share, as compared to a gain of $32,000, or less than $0.01 per diluted share in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the fourth quarter of 2007 was $3.0 million, or $0.48 per diluted share, as compared to $2.9 million, or $0.45 per diluted share, in the same quarter of 2006. The retaliatory tax refund noted above had no impact on the earnings of the quarter ended December 31, 2007. The Company’s GAAP combined ratio for the three months ended December 31, 2007 was 98.5%, as compared to 97.8% for the same quarter in 2006. Book value at December 31, 2007 was $21.48 per share.
Revenues for the three months ended December 31, 2007 were $44.0 million, an increase of $5.0 million over the 2006 fourth quarter revenue of $39.0 million. Net premiums earned for the quarter were $40.3 million, a $4.8 million increase over net premiums earned of $35.5 million in the same period of 2006. Net investment income increased $448,000 to $3.5 million for the quarter, as compared to $3.0 million in the comparable period in 2006.

In the year ended December 31, 2007, the Company reported GAAP net income of $14.2 million, or $2.25 per diluted share, as compared to net income for the same period in 2006 of $10.6 million, or $1.71 per diluted share. The increase in net income of $3.6 million over the prior year includes the $2.8 million, or $0.44 per diluted share, attributable to the non-recurring refund of retaliatory premium taxes and interest noted earlier. After-tax realized investment gains included in net income for the twelve months were $16,000, or less than $0.01 per diluted share, as compared to an after-tax gain of $98,000, or less than $0.02 per diluted share, in the same period in the prior year. Operating income in the twelve months of 2007, including the $2.8 million non-recurring refund of retaliatory tax, increased $3.7 million, to $14.2 million, or $2.25 per diluted share, from $10.5 million, or $1.69 per diluted share, in the same period of 2006. The Company’s GAAP combined ratio for the twelve months of 2007 was 95.8%, as compared to 97.0% for the same period in 2006. Calculated on a pro-forma basis, after removing the effect of the non-recurring retaliatory tax refund described above, the combined ratio for 2007 was 98.3%.
Revenues in 2007 were $161.7 million, an increase of $11.8 million over the revenue of the same period in 2006 of $149.9 million. Net premiums earned for the period were $146.7 million, a $9.0 million increase over net premiums earned of $137.7 million in the same period of 2006. Net investment income increased $3.0 million to $13.1 million for the twelve months ended December 31, 2007, as compared to $10.1 million in the comparable period in 2006, with $720,000 of the increase in net investment income attributable to the non-recurring refund of retaliatory premium taxes and interest noted earlier.
Approximately $103 million, or 72%, of the Company’s municipal fixed income portfolio is credit-enhanced. Those securities, giving effect to the credit enhancement, carry an average rating of AAA, based on Standard & Poors or equivalent ratings. The underlying average rating of these securities, without regard to the credit enhancement, is AA. Those municipal fixed income securities which are not credit-enhanced carry an average credit rating of AAA-. The entire municipal fixed income securities portfolio, giving effect to the credit enhancement, has an average rating AAA, and an underlying average rating of AA without giving effect to the credit enhancement. A supplemental schedule is attached, showing the underlying rating distribution of the Company’s municipal fixed income securities without regard to credit enhancement.
Mr. Speaker stated “we are extremely pleased with the fourth quarter and full year earnings, especially considering the highly competitive commercial market conditions in which we are operating. These results reflect our focus on profitability as our primary objective through a disciplined approach to all aspects of our business. The results further reflect our strategy of diversifying our business both by product and geography in order to build a balanced portfolio of products. I’d also like to note the focused efforts of our staff and the loyalty of our agency partners.”
The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.05 per share, to be paid on March 28, 2008 to shareholders of record on March 12, 2008.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	December 31,
	2007	2006
	(unaudited)	(unaudited)
Net premiums earned	$40,308	$35,501
Investment income, net of investment expenses	3,461	3,013
Realized investment (losses) gains	(243)	51
Other revenue	435	430
Total revenue	43,961	38,995

Losses and loss adjustment expenses	25,788	23,178
Amortization of deferred policy acquisition costs	10,934	8,507
Other expenses	2,998	3,034
Interest expense	304	299
Total expenses	40,024	35,018

Income before income taxes	3,937	3,977
Income taxes	1,057	1,081

Net income	$2,880	$2,896

Net income per common share:
Basic	$0.46	$0.48
Diluted	$0.45	$0.46

Weighted average number of shares outstanding:
Basic	6,198,741	6,070,914
Diluted	6,374,106	6,303,406

Supplementary Financial Data

Net written premiums	$36,549	$30,053

Book value per common share	$21.48	$19.06

GAAP combined ratio	98.5%	97.8%

Consolidated Statements of Income
(in thousands, except per share and share data)

	Year Ended
	December 31,
	2007	2006
	(unaudited)
Net premiums earned	$146,675	$137,673
Investment income, net of investment expenses	13,053	10,070
Realized investment gains	24	151
Other revenue	1,929	2,035
Total revenue	161,681	149,929

Losses and loss adjustment expenses	91,186	87,697
Amortization of deferred policy acquisition costs	38,763	32,694
Other expenses	10,528	13,242
Interest expense	1,215	1,212
Total expenses	141,692	134,845

Income before income taxes	19,989	15,084
Income taxes	5,754	4,449

Net income	$14,235	$10,635

Net income per common share:
Basic	$2.32	$1.77
Diluted	$2.25	$1.71

Weighted average number of shares outstanding:
Basic	6,144,075	6,022,880
Diluted	6,325,348	6,222,009

Supplementary Financial Data

Net written premiums	$159,666	$145,791

GAAP combined ratio	95.8%	97.0%

Consolidated Balance Sheet
(in thousands, except share amounts)

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$324,238	$273,454
Equity securities, at fair value	17,930	16,522
Short-term investments, at cost, which approximates fair value	—	7,692
Total investments	342,168	297,668
Cash and cash equivalents	21,580	17,618
Premiums receivable	36,339	38,030
Reinsurance receivable	83,844	87,987
Prepaid reinsurance premiums	9,486	16,383
Deferred policy acquisition costs	20,528	16,708
Accrued investment income	3,582	3,204
Property and equipment, net	13,056	11,936
Deferred income taxes	7,670	7,775
Goodwill	5,416	5,625
Other assets	2,766	4,033
Total assets	$546,435	$506,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$274,399	$250,455
Unearned premiums	88,024	81,930
Accounts payable and accrued expenses	14,622	13,442
Other reinsurance balances	14,734	24,588
Trust preferred securities	15,559	15,542
Advances under line of credit	3,000	3,000
Other liabilities	2,691	2,171
Total liabilities	$413,029	$391,128

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,075,333 and 7,064,233 shares, outstanding 6,717,693 and 6,582,232 shares	—	—
Additional paid-in capital	$70,394	$68,473
Accumulated other comprehensive income	4,896	2,815
Retained earnings	67,613	54,629
Unearned ESOP shares	(3,131)	(3,757)
Treasury Stock, 505,814 and 503,513 shares	(6,366)	(6,321)
Total stockholders’ equity	133,406	115,839
Total liabilities and stockholders’ equity	$546,435	$506,967

Supplemental Schedule
Consolidated municipal Fixed Income Securities holdings by Credit Rating
(based on underlying credit ratings with no credit enhancement)
December 31, 2007

At December 31, 2007:	Rating of
	credit-
	enhanced
	municipal		Rating of
	fixed income		municipal
	securities		fixed income		Total municipal fixed
	without		securities		income securities
	regard to their		without		portfolio without
	credit		credit		regard to credit
	enhancement		enhancement		enhancement
S&P ratings or
Equivalent where not
available	Market Value	%	Market Value	%	Market Value	%
AAA	$9,224,676	9%	$22,415,583	55%	$31,640,259	22%
AA+	$21,846,653	21%	$6,044,517	15%	$27,891,170	19%
AA	$29,771,747	29%	$11,345,439	28%	$41,117,186	29%
AA-	$21,471,737	21%	$1,049,310	3%	$22,521,047	16%
A+	$8,732,336	8%			$8,732,336	6%
A	$7,993,685	8%			$7,993,685	6%
A-	$3,049,195	3%			$3,049,195	2%
BBB-	$1,080,970	1%			$1,080,970	1%
Total	$103,170,999	100%	$40,854,849	100%	$144,025,848	100%
Average Rating	AA		AAA-		AA